EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                              Berryville, Virginia
                                FINANCIAL REPORT
                                DECEMBER 31, 2002

                                    CONTENTS

INDEPENDENT AUDITOR'S REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated balance sheets
  Consolidated statements of income
  Consolidated statements of shareholders' equity Consolidated statements of cash flows Notes to consolidated financial statements


                            INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Directors
Eagle Financial Services, Inc. and Subsidiary
Berryville, Virginia


         We have audited the accompanying consolidated balance sheets of Eagle Financial Services, Inc. and Subsidiary, as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2002, 2001, and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Financial Services, Inc. and Subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002, 2001, and 2000, in conformity with accounting principles generally accepted in the United States of America

/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
January 29, 2003


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2002 and 2001

                                                    2002                2001
                                               ---------------    ---------------
Assets
Cash and due from banks                        $   14,341,473     $   13,105,622
Federal funds sold                                  1,857,000                  0
Securities available for sale                      25,068,025         16,713,595
Securities held to maturity (fair value:
  2002, $15,861,743; 2001, $20,519,159)            15,266,757         20,259,234
Loans, net of allowance for loan losses of
  $2,376,463 in 2002 and $1,797,263 in 2001       223,601,868        177,871,629
Bank premises and equipment, net                    7,653,104          5,422,574
Other assets                                        4,779,344          4,269,285
                                               ---------------    ---------------
           Total assets                        $  292,567,571     $  237,641,939
                                               ===============    ===============
Liabilities and Shareholders' Equity
Liabilities
    Deposits:
       Noninterest bearing demand deposits     $   50,635,337     $   36,718,703
       Savings and interest bearing demand
          deposits                                113,371,665         83,597,263
       Time deposits                               72,584,706         77,032,485
                                               ---------------    ---------------
          Total deposits                       $  236,591,708     $  197,348,451
    Federal funds purchased and securities
       sold under agreements to repurchase          2,909,443          7,816,807
    Federal Home Loan Bank advances                20,000,000         10,000,000
    Trust preferred capital notes                   7,000,000                  0
    Other liabilities                               1,664,629          1,003,974
    Commitments and contingent liabilities                  0                  0
                                               ---------------    ---------------
           Total liabilities                   $  268,165,780     $  216,169,232
                                               ---------------    ---------------
Shareholders' Equity
    Preferred stock, $10 par value;
       500,000 shares authorized
       and unissued                            $            0     $            0
    Common stock, $2.50 par value;
       authorized 5,000,000 shares;
       issued 2002, 1,478,770 shares;
       issued 2001, 1,461,395 shares                3,696,926          3,653,487
    Surplus                                         3,545,408          3,178,848
    Retained earnings                              17,012,437         14,407,901
    Accumulated other comprehensive
         income                                       147,020            232,471
                                               ---------------    ---------------
           Total shareholders' equity          $   24,401,791     $   21,472,707
                                               ---------------    ---------------
           Total liabilities and
                 shareholders' equity          $  292,567,571     $  237,641,939
                                               ===============    ===============

See Notes to Consolidated Financial Statements.



                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                        Consolidated Statements of Income
                  Years Ended December 31, 2002, 2001, 2000

                                                     2002              2001              2000
                                                ---------------   ---------------   ---------------
Interest and Dividend Income
      Interest and fees on loans                $   14,031,831    $   12,310,725    $   11,098,066
      Interest on federal funds sold                    23,246            18,138            14,162
      Interest on securities held to maturity:
          Taxable interest income                      525,314           846,923         1,088,686
          Interest income exempt from
            federal income taxes                       365,272           393,271           415,753
      Interest and dividends on securities
        available for sale:
          Taxable interest income                      810,803           727,767           515,850
          Interest income exempt from
            federal income taxes                        65,882            73,509            69,410
          Dividends                                    146,438           140,954           138,665
      Interest on deposits in banks                      1,252             2,920             2,374
                                                ---------------   ---------------   ---------------
                Total interest and
                    dividend income             $   15,970,038    $   14,514,207    $   13,342,966
                                                ---------------   ---------------   ---------------
Interest Expense
      Interest on deposits                      $    3,621,459    $    5,453,773    $    5,340,634
      Interest on federal funds purchased and
          securities sold under agreements
          to repurchase                                135,352           238,004           307,776
      Interest on Federal Home Loan Bank advances      667,411           320,826           251,127
      Interest on trust preferred capital notes        193,926                 0                 0
                                                ---------------   ---------------   ---------------
                Total interest expense          $    4,618,148    $    6,012,603    $    5,899,537
                                                ---------------   ---------------   ---------------
                Net interest income             $   11,351,890    $    8,501,604    $    7,443,429
Provision For Loan Losses                              700,000           712,500           350,000
                                                ---------------   ---------------   ---------------
                Net interest income after
                  provision for loan losses     $   10,651,890    $    7,789,104    $    7,093,429
                                                ---------------   ---------------   ---------------
Noninterest Income
      Trust Department income                   $      487,096    $      558,940    $      345,327
      Service charges on deposit accounts            1,061,198           924,846           742,026
      Other service charges and fees                 1,735,475         1,317,379           964,223
      Securities gains                                  36,036            84,614                 0
      Other operating income                           148,347            97,725           123,652
                                                ---------------   ---------------   ---------------
                                                $    3,468,152    $    2,983,504    $    2,175,228
                                                ---------------   ---------------   ---------------
Noninterest Expenses
      Salaries and wages                        $    4,274,535    $    3,276,835    $    2,850,031
      Pension and other employee benefits            1,020,588           880,878           725,400
      Occupancy expenses                               507,353           430,914           513,400
      Equipment expenses                               779,548           683,184           632,097
      Stationary and supplies                          227,356           184,590           225,065
      Credit card expense                              268,595           225,142           200,490
      Other operating expenses                       2,003,710         1,694,329         1,429,652
                                                ---------------   ---------------   ---------------
                                                $    9,081,685    $    7,375,872    $    6,576,135
                                                ---------------   ---------------   ---------------
               Income before income taxes       $    5,038,357    $    3,396,736    $    2,692,522
Income Tax Expense                                   1,494,456           952,044           677,696
                                                ---------------   ---------------   ---------------
                Net Income                      $    3,543,901    $    2,444,692    $    2,014,826
                                                ===============   ===============   ===============
Earnings Per Share
      Net income per common share,
        basic and diluted                       $         2.41    $         1.68    $         1.40
                                                ===============   ===============   ===============

See Notes to Consolidated Financial Statements.


                                EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                               Consolidated Statements of Shareholders' Equity
                                Years Ended December 31, 2002,2001, and 2000

                                                                                  Accumulated
                                                                                     Other
                                          Common                    Retained     Comprehensive Comprehensive
                                          Stock        Surplus      Earnings     Income (Loss)    Income          Total
                                       ------------  ------------  ------------  ------------  ------------    ------------
Balance, December 31, 1999             $ 3,581,992   $ 2,602,005   $11,407,018   $  (130,167)                   $17,460,848
Comprehensive income:
  Net income - 2000                                                  2,014,826                  $ 2,014,826       2,014,826
  Other comprehensive income:
    Unrealized gain on
      securities available for
      sale, net of deferred
      income taxes of $75,961                                                        147,453        147,453         147,453
                                                                                                ------------
  Total comprehensive income                                                                    $ 2,162,279
                                                                                                ============
  Issuance of common stock to employee
    benefit plan (2,731 shares)              6,828        45,301                                                     52,129
  Issuance of common stock, dividend
    investment plan (9,909 shares)          24,773       226,766                                                    251,539
  Dividends declared ($0.46 per share)                                (661,146)                                    (661,146)
  Fractional shares purchased                  (15)         (148)                                                      (163)
                                       ------------  ------------  ------------                 ------------    ------------
Balance, December 31, 2000             $ 3,613,578   $ 2,873,924   $12,760,698   $    17,286                    $19,265,486
Comprehensive income:
  Net income - 2001                                                  2,444,692                  $ 2,444,692       2,444,692
  Other comprehensive income:
    Unrealized holding gains arising
      During the period,
       net of deferred
      income taxes of $139,621                                                                      271,030
   Reclassification adjustment, net of

   Deferred income taxes of $28,769                                                                 (55,845)
Other comprehensive income, net of
   Deferred income taxes of $110,853                                                  215,185       215,185         215,185
                                                                                                ------------
  Total comprehensive income                                                                    $ 2,659,877
                                                                                                ============
  Issuance of common stock to employee
    benefit plan (3,111 shares)              7,778        43,958                                                     51,736
  Issuance of common stock, dividend
    investment plan (12,861 shares)         32,151       261,137                                                    293,288
  Dividends declared ($0.55 per share)                                (797,489)                                    (797,489)
  Fractional shares purchased                  (20)         (171)                                                      (191)
                                       ------------  ------------  ------------  -------------                  ------------
Balance, December 31, 2001             $ 3,653,487   $ 3,178,848   $14,407,901   $   232,471                    $21,472,707
Comprehensive income:
  Net income - 2002                                                  3,543,901                  $ 3,543,901       3,543,901
  Other comprehensive income:
    Unrealized holding gains arising
      During the period,
       net of deferred
      income taxes of $176,321                                                                      342,273
   Reclassification adjustment, net of
   income taxes of $12,252                                                                          (23,784)
   Minimum pension liability adjustment,
     Net of income taxes of $208,090                                                               (403,940)
Other comprehensive income, net of
   Deferred income taxes of $164,069                                                 (85,451)       (85,451)        (85,451)
                                                                                                ------------
  Total comprehensive income                                                                    $ 3,458,450
                                                                                                ============
  Issuance of common stock to employee
    benefit plan (2,672 shares)              6,680        54,108                                                     60,788
  Issuance of common stock, dividend
    investment plan (14,715 shares)         36,787       312,694                                                    349,481
  Dividends declared ($0.64 per share)                                (939,365)                                    (939,365)
  Fractional shares purchased                  (28)         (242)                                                      (270)
                                       ------------  ------------  ------------  -------------                  ------------
Balance, December 31, 2002             $ 3,696,926   $ 3,545,408   $17,012,437   $   147,020                    $24,401,791
                                       ============  ============  ============  =============                  ============

See Notes to Consolidated Financial Statements


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 2002, 2001, 2000

                                                       2002              2001              2000
                                                  --------------    --------------    --------------
Cash Flows from Operating Activities
  Net income                                      $   3,543,901     $   2,444,692     $   2,014,826
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation                                        472,270           420,285           521,096
    Amortization of intangible and other assets         208,511           193,085           143,276
    (Gain ) Loss on equity investment                     4,838            11,619           (10,469)
    Provision for loan losses                           700,000           712,500           350,000
    (Gain) loss on sale of other real estate owned            -            (6,513)            1,184
    (Gain) on sale of securities                        (36,036)          (84,614)                0
    Premium amortization on securities, net              76,038            65,159            58,460
    Deferred tax expense (benefit)                     (150,030)         (212,932)          (95,158)
    Changes in assets and liabilities:
    (Increase) decrease in other assets                (296,595)         (169,872)         (563,875)
    Increase (decrease) in other liabilities           (184,137)         (135,239)           88,195
                                                  --------------    --------------    --------------
      Net cash provided by operating activities   $   4,338,760     $   3,238,170     $   2,507,535
                                                  --------------    --------------    --------------
Cash Flows from Investing Activities
  Proceeds from maturities and principal
    payments of securities held to maturity       $   5,596,170     $   6,242,797     $   3,231,713
  Proceeds from maturities and principal
    payments of securities available for sale         3,519,880         3,788,378         4,866,123
  Proceeds from sales of securities available
  For sale                                              306,108         2,635,914                 0
  Purchases of securities held to maturity             (639,510)         (253,623)          (92,928)
  Purchases of securities available for sale        (11,702,045)      (11,122,146)       (5,170,752)
  Purchases of bank premises and equipment           (2,702,800)         (933,607)       (1,432,429)
  Proceeds from sale of other real estate owned               -           207,845           107,701
  Net (increase) in loans                           (46,430,239)      (38,076,031)      (17,364,831)
                                                  --------------    --------------    --------------
      Net cash (used in) investing activities     $ (52,052,436)    $ (37,510,473)    $ (15,855,403)
                                                  --------------    --------------    --------------
Cash Flows from Financing Activities
  Net increase in demand deposits,
    money market, and savings accounts            $  43,691,036     $  35,426,830     $   6,860,667
  Net increase(decrease)in certificates              (4,447,779)       (6,135,155)       12,307,631
    Of deposits
  Net increase (decrease) in federal funds
    Purchased and securities sold under
    Agreements to repurchase                         (4,907,364)        5,034,141        (3,378,186)
  Proceeds from Federal Home Loan Bank advances      10,000,000         5,000,000                 0
  Proceeds from trust preferred capital notes         7,000,000                 -                 0
  Proceeds from issuance of common stock to ESOP         60,788            51,736            52,129
  Cash dividends paid                                  (589,884)         (504,201)         (409,607)
  Fractional shares purchased                              (270)             (191)             (163)
                                                  --------------    --------------    --------------
      Net cash provided by financing activities   $  50,806,527     $  38,873,160     $  15,432,471
                                                  --------------    --------------    --------------
      Increase (decrease) in cash and
        cash equivalents                          $   3,092,851     $   4,600,857     $   2,084,603

Cash and Cash Equivalents
  Beginning                                       $  13,105,622     $   8,504,765         6,420,162
                                                  --------------    --------------    --------------
  Ending                                          $  16,198,473     $  13,105,622         8,504,765
                                                  ==============    ==============    ==============

Supplemental Disclosures of Cash Flow Information

  Cash payments for:
    Interest                                      $   4,670,385     $   6,102,514     $   5,869,010
                                                  ==============    ==============    ==============
    Income taxes                                  $   1,792,624     $   1,130,850           680,092
                                                  ==============    ==============    ==============

Supplemental Schedule of Noncash Investing and Financing Activities:

  Issuance of common stock,
    dividend investment plan                      $     349,481     $     293,288     $     251,539
                                                  ==============    ==============    ==============
  Unrealized gain (loss) on securities
    available for sale                            $     482,558     $     326,038     $     223,414

                                                  ==============    ==============    ==============
  Change in minimum pension liability             $     612,030     $           0     $           0
                                                  ==============    ==============    ==============

  Other real estate acquired in settlement
    of loans                                      $           0     $     201,332     $           0
                                                  ==============    ==============    ==============

See Notes to Consolidated Financial Statements


                  EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


NOTE 1.  Nature of Banking Activities and Significant Accounting Policies

Eagle Financial Services, Inc. and Subsidiary (the Company) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia and the Eastern Panhandle of West Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to accepted practices within the banking industry.

Principles of Consolidation

Eagle Financial Services, Inc. owns 100% of Bank of Clarke County (the "Bank"). The consolidated financial statements include the accounts of Eagle Financial Services, Inc. and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated.

Trust Assets

Securities and other property held by the Trust Department in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Counties of Clarke and Frederick, Virginia and the City of Winchester, Virginia. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and direct loan costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Bank Premises and Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line or declining-balance method over the estimated useful lives of the assets.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lesser of the fair value of the property, less selling costs or the loan balance outstanding at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Intangible Assets

Acquired intangible assets, such as the value of purchased core deposits and organizational costs, are amortized over the periods benefited, not exceeding fifteen years.

Pension Plan

The Company has a trusteed, noncontributory defined benefit pension plan covering substantially all full-time employees.

Postretirement Benefits

The Company provides certain health care and life insurance benefits for six retired employees who have met certain eligibility requirements. All other employees retiring after reaching age 65 and having at least 15 years service with the Company will be allowed to stay on the Company's group life and health insurance policies, but will be required to pay premiums. The Company's share of the estimated costs that will be paid after retirement is generally being accrued by charges to expense over the employees' active service periods to the dates they are fully eligible for benefits, except that the Company's unfunded cost that existed at January 1, 1993 is being accrued primarily in a straight-line manner that will result in its full accrual by December 31, 2013.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

Weighted average shares were 1,469,995, 1,452,416, 1,439,129, for the years ended 2002, 2001 and 2000, respectively. The Company had no potential dilution of common stock as of December 31, 2002, 2001 and 2000.

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Interest Rate Risk

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting the terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.


Note 2.       Securities

The amortized costs and fair values of securities available for sale as of December 31, 2002 and 2001, are as follows:

                                                   Gross           Gross
                                  Amortized      Unrealized      Unrealized          Fair
                                     Cost          Gains          (Losses)          Value
                                -------------   -------------   -------------   -------------
                                                           2002
                                -------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies     $  7,152,565    $    107,685    $          -    $  7,260,250
Mortgage-backed securities         4,711,530          38,419               -       4,749,949
Obligations of states and
  political subdivisions           1,309,526         119,918               -       1,429,444
Corporate securities               9,668,817         666,033         (97,268)     10,237,582
Restricted stock                   1,390,800               -               -       1,390,800
                                -------------   -------------   -------------   -------------
                                $ 24,233,238    $    932,055    $    (97,268)   $ 25,068,025
                                =============   =============   =============   =============

                                                           2001
                                -------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies     $  1,989,914    $     24,994    $        (58)   $  2,014,850
Mortgage-backed securities         2,009,049          45,065               -       2,054,114
Obligations of states and
  political subdivisions           1,498,807          46,448               -       1,545,255
Corporate securities               9,693,902         255,930         (48,605)      9,901,227
Restricted stock                   1,016,700               -               -       1,016,700
Other                                152,994          28,455               -         181,449
                                -------------   -------------   -------------   -------------
                                $ 16,361,366    $    400,892    $    (48,663)   $ 16,713,595
                                =============   =============   =============   =============

The amortized cost and fair value of securities available for sale as of December 31, 2002, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.


                                                   Amortized         Fair
                                                     Cost            Value
                                                 ------------    ------------
Due in one year or less                          $  1,633,036    $  1,636,795
Due after one year through five years              14,769,627      15,202,901
Due after five years through ten years              5,687,025       6,026,529
Due after ten years                                   752,750         811,000
Restricted stock                                    1,390,800       1,390,800
                                                 -------------   ------------
                                                 $ 24,233,238    $ 25,068,025
                                                 =============   ============

Amortized costs and fair values of securities held to maturity as of December 31, 2002 and 2001, are as follows:

                                                   Gross           Gross
                                  Amortized      Unrealized      Unrealized          Fair
                                     Cost          Gains          (Losses)          Value
                                -------------   -------------   -------------   -------------
                                                           2002
                                -------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies     $    999,541    $     36,864    $          -    $  1,036,405
Mortgage-backed securities         3,042,902         126,059             (26)      3,168,935
Obligations of states and
  political subdivisions          11,224,314         432,497            (408)     11,656,403

                                -------------   -------------   -------------   -------------
                                $ 15,266,757    $    595,420    $       (434)   $ 15,861,743
                                =============   =============   =============   =============


                                                            2001
                                -------------------------------------------------------------
U.S. Treasury securities        $    121,985    $      1,083    $          -    $    123,068
Obligations of U.S. government
  corporations and agencies        1,998,678          55,232               -       2,053,910
Mortgage-backed securities         5,383,586          84,424         (15,235)      5,452,775
Obligations of states and
  political subdivisions          12,754,985         158,129         (23,708)     12,889,406
                                 -------------   -------------   -------------
------------
$                               $ 20,259,234    $    298,868     $   (38,943)   $ 20,519,159
                                =============   =============   =============   =============


The amortized cost and fair value of securities being held to maturity as of December 31, 2002, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

                                                   Amortized         Fair
                                                     Cost            Value

                                                 -------------   -------------
Due in one year or less                          $  1,786,311    $  1,813,361
Due after one year through five years               7,462,140       7,759,813
Due after five years through ten years              4,324,659       4,546,317
Due after ten years                                 1,693,647       1,742,252
                                                 -------------   -------------
                                                 $ 15,266,757    $ 15,861,743
                                                 =============   =============

Proceeds from maturities and principal payments of securities being held to maturity during 2002, 2001, and 2000 were $5,596,170,$6,242,797, and $3,231,713.
There were no sales of securities being held to maturity during 2002, 2001, and 2000.

Proceeds from sales, maturities and principal payments of securities available for sale during 2002, 2001,and 2000 were $3,825,988,$6,424,292,and $4,866,123.
Gross gains of $36,036 were realized on sales during 2002. Gross gains of $86,721 and gross losses of $2,107 were realized on sales during 2001. There were no sales of securities available for sale during 2000.

Securities having a book value of $21,875,747 and $25,387,340 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required by law.


Note 3.        Loans

The composition of loans is as follows:

                                                           December 31
                                                  ------------------------------
                                                     2002                2001
                                                  -----------        -----------
                                                           (thousands)
Mortgage loans on real estate:
  Construction and land development               $   12,081         $   10,383
  Secured by farmland                                  2,892              4,778
  Secured by 1-4 family residential properties       111,273             93,042
  Secured by nonfarm, nonresidential properties       48,459             30,295
Loans to farmers                                       1,071              1,002
Commercial and industrial loans                       18,671             13,912
Consumer installment loans                            31,377             25,907
All other loans                                          154                350
                                                  -----------        -----------
         Total loans                              $  225,978         $  179,669

Less: Allowance for loan losses                       (2,376)            (1,797)
                                                  -----------        -----------
         Loans, net                               $  223,602         $  177,872
                                                  ===========        ===========


Note 4.        Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                       December 31
                                        -------------------------------------------
                                            2002           2001           2000
                                        -------------  -------------  -------------
Balance, beginning                      $  1,797,263   $  1,340,086   $  1,122,616
  Provision charged to operating
    expense                                  700,000        712,500        350,000
  Recoveries added to the allowance           67,332         95,217         37,988
  Loan losses charged to the allowance      (188,132)      (350,540)      (170,518)
                                        -------------  -------------  -------------
Balance, ending                         $  2,376,463   $   1,797,263  $  1,340,086
                                        =============  =============  =============

The following is a summary of information pertaining to impaired loans:


                                                            December 31
                                            ---------------------------------------------
                                                 2002            2001            2000
                                            -------------   -------------   -------------
Impaired loans with an allowance provided   $          0    $          0    $    125,752
                                            =============   =============   =============
Average balance of impaired loans           $          0    $          0    $    125,789
                                            =============   =============   =============
Interest income recognized                  $          0    $          0    $     10,474
                                            =============   =============   =============

There were no nonaccrual loans as of December 31, 2002 or 2000, however, nonaccrual loans excluded from the impaired loan disclosure under FASB 114 totaled $2,029,379 at December 31, 2001. If interest would have been accrued, such income would have been approximately $57,683 for 2001.


Note 5.        Bank Premises and Equipment, Net

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                      December 31
                                             -----------------------------
                                                  2002            2001
                                             -------------   -------------
Land                                         $  2,386,239    $  1,492,125
Buildings and improvements                      5,873,020       4,869,645
Furniture and equipment                         3,859,270       3,788,329
                                             -------------   -------------
                                             $ 12,118,529    $ 10,150,099
Less accumulated depreciation                   4,465,425       4,727,525
                                             -------------   -------------
    Bank premises and equipment, net         $  7,653,104    $  5,422,574
                                             =============   =============

Depreciation expense on buildings and improvements was $181,507,$137,944, and $224,468 for the years ended December 31,2002,2001 and 2000 respectively. Depreciation expense on furniture and equipment was $290,763, $282,341, and $296,628 for the years ended December 31, 2002,2001 and 2000, respectively.

The Bank leases certain facilities under operating leases, which expire at various dates through 2032. These leases require payment of certain operating expenses and contain renewal options. The total minimum rental commitment at December 31, 2002 under these leases is $1,619,120, which is due as follows:

2003                                                         $    121,323
2004                                                              122,913
2005                                                               96,310
2006                                                               41,261
2007                                                               41,690
Thereafter                                                      1,195,623
                                                             ------------
                                                             $  1,619,120
                                                             ============


The total building and equipment rental expense was $107,214, $92,875, and $106,318 in 2002,2001 and 2000, respectively.


Note 6.        Deposits

The aggregate amount of time deposits which had a balance of $100,000 or greater was $28,209,969 and $25,697,977 at December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities of time deposits are as follows:

2003                                   $ 55,352,847
2004                                      6,060,002
2005                                      2,153,382
2006                                      2,065,288
2007                                      6,893,132
Thereafter                                   60,055
                                       ------------
                                       $ 72,584,706
                                       ============

Deposit overdrafts reclassified as loans totaled $78,165 and $33,567 at December 31, 2002 and 2001, respectively.


Note 7.        Income Taxes

Net deferred tax assets consist of the following components as of December 31, 2002 and 2001.

                                           December 31
                                   --------------------------
                                       2002          2001
                                   ------------  ------------
Deferred tax assets:
  Allowance for loan losses        $   674,319   $   478,350
  Deferred compensation                102,875       105,970
  Minimum pension liability
    Adjustment                         208,090             0
  Accrued postretirement benefits       54,074        51,148
  Home equity origination costs         51,145        26,369
  Non-accrual interest                       0        19,127
  Other                                 20,109             0
                                   ------------  -----------
                                   $ 1,110,612   $   680,964
                                   ------------  ------------
Deferred tax liabilities:
  Property and equipment           $   335,789   $   249,714
  Prepaid pension costs                 52,849        67,396
  Securities available for sale        283,827       119,758
                                   ------------  ------------
                                   $   672,465   $   436,868
                                   ------------  ------------
     Net deferred tax asset        $   438,147   $   244,096
                                   ============  ============

The provision for income taxes charged to operations for the years ended December 31, 2002,2001 and 2000 consists of the following:


                                                    December 31
                                     ----------------------------------------
                                         2002          2001          2000
                                     ------------  ------------  ------------
Current tax expense                  $ 1,644,486   $ 1,164,975   $   772,854
Deferred tax (benefit)                  (150,030)     (212,931)      (95,158)
                                     ------------  ------------  ------------
                                     $ 1,494,456   $   952,044   $   677,696
                                     ============  ============  ============

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2002, 2001 and 2000, due to the following:

                                          2002           2001          2000
                                      ------------  ------------  ------------
Computed "expected" tax expense       $ 1,713,041   $ 1,154,890   $   915,457
(Decrease) increase in income taxes
  resulting from:
Tax-exempt interest                      (156,294)     (161,764)     (168,974)
Low income housing credits                (46,227)      (46,227)      (46,227)
Nontaxable life insurance                 (13,750)       (6,436)      (17,402)
Other                                      (2,314)       11,581        (5,158)
                                      ------------  ------------  ------------
                                      $ 1,494,456   $   952,044   $   677,696
                                      ============  ============  ============


Note 8.        Pension and Postretirement Benefit Plans

The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for 2002, 2001 and 2000 and a statement of the funded status as of December 31, 2002, 2001 and 2000 for the pension plan and postretirement benefit plan of the Company.

                                   Pension Benefits                 Postretirement Benefits
                         -----------------------------------  -----------------------------------
                            2002        2001        2000        2002         2001        2000
                         ----------- ----------- -----------  ----------- ----------- -----------
Change in Benefit Obligation
   Benefit obligation,
      beginning          $1,961,352  $1,760,646  $1,620,857   $  275,657  $  240,601  $  244,169
   Service cost             156,038     127,910     110,253            0           0           0
   Interest cost            145,248     130,203     110,737       20,007      17,426      17,625
   Actuarial (gain) loss    180,712      82,204       5,823       24,488      35,744      (4,371)
   Benefits paid           (100,884)   (139,611)    (87,024)     (21,159)    (18,114)    (16,822)
                         ----------- ----------- -----------  ----------- ----------- -----------
   Benefit obligation,
      ending             $2,342,466  $1,961,352  $1,760,646   $  298,993  $  275,657  $  240,601
                         ----------- ----------- -----------  ----------- ----------- -----------
Change in Plan Assets
   Fair value of plan
      assets, beginning  $1,278,758  $1,395,729  $1,395,158   $        0  $        0  $        0
   Actual return on plan
      assets               (161,237)   (143,156)     13,699            0           0           0
   Employer contributions   208,837     165,796      73,896       21,159      18,114      16,822
   Benefits paid           (100,884)   (139,611)    (87,024)     (21,159)    (18,114)    (16,822)
                         ----------- ----------- -----------  ----------- ----------- -----------
   Fair value of plan
      assets, ending     $1,225,474  $1,278,758  $1,395,729   $        0  $        0  $        0
                         ----------- ----------- -----------  ----------- ----------- -----------

Funded status
   Funded status,
      beginning           $(1,116,992)$ (682,594)$ (364,917)) $  (298,993) $(275,657) $ (240,601)
   Unrecognized net
      actuarial loss       1,186,141    782,990      468,850      120,778    102,642      70,659
   Unrecognized net
      obligation at
         transition                0         (7)     (12,851)      20,469     23,081      25,693
   Unrecognized prior
      service cost           68,693      80,238       91,783            0          0           0
                         ----------- ----------- -----------  ----------- ----------- -----------
   Prepaid (accrued)
       benefits          $  137,842  $  180,627  $   182,865  $  (157,746)$ (149,934) $ (144,249)
                         =========== =========== ===========  =========== =========== ===========

Amounts Recognized in
Consolidated balance
 Sheet:
Pre-paid benefit cost   $   137,842  $  180,627  $   182,665
Accrued benefit
Liability                  (680,723)          0            0
Intangible asset             68,693           0            0
Deferred income tax
Benefit                     208,090           0            0
Accumulated other
Comprehensive income        403,940           0            0
Net amount recognized       137,842     180,627      182,865




The following table provides the components of net periodic benefit cost for the years ended December 31, 2002,2001 and 2000:


                                       Pension Benefits                 Postretirement Benefits
                             ----------------------------------    ----------------------------------
                                2002        2001        2000          2002        2001        2000
                             ----------  ----------  ----------    ----------  ----------  ----------
Components of Net Periodic
     Benefit Cost
   Service cost              $ 156,038   $ 127,910   $ 110,253     $       0   $       0   $       0
   Interest cost               145,248     130,203     110,737        20,007      17,426      17,625
   Expected return on
     plan assets              (100,326)   (109,693)   (109,647)            0           0           0
   Amortization of prior
     service costs              11,545      11,545      11,545             0           0           0
   Amortization of net
     obligation at transition       (7)    (12,844)    (12,844)        2,612       2,612       2,612
   Recognized net actuarial
     loss                       39,124      20,913       6,944         6,352       3,761       3,026
                             ----------  ----------  ----------    ----------  ----------  ----------
   Net periodic benefit cost $ 251,622   $ 168,034   $ 116,988     $  28,971   $  23,799   $  23,263
                             ==========  ==========  ==========    ==========  ==========  ==========


The weighted average discount rates used for the pension calculations was 7.00% for 2002 and 7.50% for 2001 and 2000, the expected return on plan assets was 8.00% for all periods and the rate of compensation increase was 5.00% for all periods. The weighted average discount rate used in estimating the accumulated postretirement benefit obligation was 7.00% for 2002 and 7.50% for 2001 and 2000. For measurement purposes, an annual rate increase of 10.00% for 2002 and 2001 and 7.49% for 2000 in per capita health care costs of covered benefits was assumed. This rate was assumed to decrease to 8.00% for 2005 and 2006, then decrease to 6.00% for 2007 and remain at that level. If assumed health care cost trend rates were increased by 1.00% in each year, the accumulated postretirement benefit obligation at December 31, 2002 would be increased by $15,085 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2002 would be increased by $1,055.


Note 9.        Employee Benefits

The Company has established an Employee Stock Ownership Plan (ESOP) to provide additional retirement benefits to substantially all employees. Contributions are made to the Bank of Clarke County Employee Retirement Trust to be used to purchase the Company's common stock. There were no contributions in 2002, 2001 or 2000.

The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15 percent of their salary on a pretax basis, subject to certain IRS limits. The Company matches 50 percent (up to 6 percent of the employee's salary) of employee contributions with Company common stock. The shares for this purpose are provided principally by the Company's employee stock ownership plan (ESOP), supplemented, as needed, by newly issued shares. Contributions under the plan amounted to $63,030 in 2002, $67,446 in 2001 and $53,461 in 2000.


In addition, an Executive Supplemental Income Plan was developed for certain key employees. Benefits are to be paid in monthly installments following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits could be reduced or forfeited. The executive supplemental income benefit expense, based on the present value of the retirement benefits, amounted to $23,160 for 2002, $3,600 for 2001 and $31,440 for 2000. The plan is unfunded, however, life insurance has been acquired on the lives of those employees in amounts sufficient to discharge the obligations thereunder.


Note 10. Commitments and Contingencies

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities, which are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments.

The Company is a defendant in various lawsuits wherein substantial amounts are claimed. In the opinion of the Company's legal counsel, these suits are without substantial merit and should not result in judgements which in the aggregate would have a material adverse effect on the Company's financial statements.

As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. These reserve balances include usable vault cash and amounts on deposit with the Federal Reserve Bank. For the final weekly reporting period in the years ended December 31, 2002 and 2001, the amount of daily average required balances were approximately $602,000 and $2,566,000, respectively. In addition, the Bank was required to maintain a compensating balance on deposit with a correspondent bank in the amount of $250,000 at December 31, 2002.

See Note 15 with respect to financial instruments with off-balance-sheet risk.


Note 11. Transactions with Directors and Officers

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties) on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Company for loans totaling $2,077,184 and $1,250,486 at December 31, 2002 and 2001, respectively. During 2002, total principal additions were $3,400,597 and total principal payments were $2,573,899.


Note 12. Capital Requirements

The Company(on a consolidated basis)and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the table.

                                                                                    Minimum
                                                                                   To Be Well
                                                                                Capitalized Under
                                                             Minimum Capital    Prompt Corrective
                                              Actual           Requirement      Action Provisions
                                        ---------------------------------------------------------
                                         Amount    Ratio      Amount   Ratio     Amount    Ratio
                                        --------   ------   --------   ------   --------   ------
                                                          (Amount in Thousands)
As of December 31, 2002:
Total Capital to Risk Weighted Assets
      Consolidated                      $ 32,867   14.87%   $ 17,683   8.00%            N/A
      Bank of Clarke County             $ 29,720   13.57%   $ 17,523   8.00%    $ 21,904   10.00%

Tier 1 Capital to Risk Weighted Assets
      Consolidated                      $ 30,491   13.79%   $  8,841   4.00%            N/A
      Bank of Clarke County             $ 27,344   12.48%   $  8,762   4.00%    $ 13,143    6.00%

Tier 1 Capital to Average Assets
      Consolidated                      $ 30,491   10.69%   $ 11,410   4.00%            N/A
      Bank of Clarke County             $ 27,344    9.70%   $ 11,278   4.00%    $ 14,097    5.00%

As of December 31, 2001:
Total Capital to Risk Weighted Assets
      Consolidated                      $ 22,633   13.01%   $ 13,916   8.00%            N/A
      Bank of Clarke County             $ 17,813   10.45%   $ 13,631   8.00%    $ 17,039   10.00%

Tier 1 Capital to Risk Weighted Assets
      Consolidated                      $ 20,836   11.98%   $  6,958   4.00%            N/A
      Bank of Clarke County             $ 16,016    9.40%   $  6,816   4.00%    $ 10,224    6.00%

Tier 1 Capital to Average Assets
      Consolidated                      $ 20,836    9.07%   $  9,188   4.00%            N/A
      Bank of Clarke County             $ 16,016    7.13%   $  8,991   4.00%    $ 11,238    5.00%


Note 13. Restrictions On Dividends, Loans, and Advances

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the lesser of the Bank's retained earnings or the three preceding years' undistributed net income of the Bank. Loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

At December 31, 2002, the Bank's retained earnings available for the payment of dividends was $4,300,808. Accordingly, $23,802,166 of the Company's equity in the net assets of the Bank was restricted at December 31, 2002. Funds available for loans or advances by the Bank to the Company amounted to $286,675 at December 31, 2002.


Note 14. Dividend Investment Plan

The Company has in effect a Dividend Investment Plan, which provides an automatic conversion of dividends into common stock for enrolled shareholders. It is based on 95% of the stock's fair market value on each dividend record date.


Note 15.       Financial Instruments With Off-Balance Sheet Risk

The Company, through its banking subsidiary, is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded commitments under lines of credit, and commercial and standby letters of credit. Such commitments involve, to varying degrees,elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                  2002            2001
                                              ------------    -------------

Commitments to extend credit                  $  7,691,217     $ 10,827,300
Unfunded commitments under lines of credit      48,759,470       40,099,754
Commercial and standby letters of credit         3,609,105        3,439,994


Commitments to extend credit are agreements to lend to a customer as long as the terms offered are acceptable and certain other conditions are met. Commitments generally have fixed expiration dates or other termination clauses. Since these commitments may expire or terminate, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, with regards to these commitments, is based on management's credit evaluation of the customer.

Unfunded commitments under lines of credit are contracts for possible future extensions of credit to existing customers. Unfunded commitments under lines of credit include, but are not limited to, home equity lines of credit, overdraft protection lines of credit, credit cards, and unsecured and secured commercial lines of credit. The terms and conditions of these commitments vary depending on the line of credit's purpose, collateral, and maturity. The amount disclosed above represents total unused lines of credit for which a contract with the Company has been established.

Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in granting loans to customers. The Company holds collateral supporting these commitments if it is deemed necessary. At December 31, 2002, none of the outstanding letters of credit were collateralized.

The Company has cash accounts in other commercial banks. The amount on deposit in these banks at December 31, 2002 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $581,429.


Note 16. Federal Home Loan Bank Advances and Available Lines of Credit

The Company has a $57,834,000 line of credit with the Federal Home Loan Bank
(FHLB) of Atlanta which is secured by $94,815,000 in qualified 1-4 family residential real estate loans at December 31, 2002. Advances bear interest at a fixed or floating rate depending on the terms and maturity of each advance and numerous renewal options are available to the Company. The unused line of credit totaled $37,834,000 at December 31, 2002 and $36,544,000 at December 31, 2001.
The Company's $20,000,000 in fixed-rate long-term borrowing with the FHLB as of December 31, 2002 matures as follows: $10,000,000 in 2007, %5,000,000 in 2008, and $5,000,000 in 2011. Each advance has provisions for the FHLB to convert the interest rate from a fixed rate to an indexed floating rate for the reminder of the advance's term. If converted, the Company may pay back all or part of the advance without a prepayment penalty. The interest rates on the on the outstanding advances as of December 31, 2002 and 2001 ranged from 3.09% to 4.94% and from 4.65% to 4.94%, respectively. The weighted average interest rate on outstanding advances as of December 31, 2002 and 2001 was 3.94% and 4.80%, respectively.

The Company had unused lines of credit totaling $19,253,000 with other nonaffiliated banks at December 31, 2002.


Note 17. Trust Preferred Capital Notes

On May 23, 2002, Eagle Financial Statutory Trust l (the Trust), a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable capital securities. On June 26, 2002, $7,000,000 of the trust preferred securities were issued through a pooled underwriting totaling approximately $554,000,000. The securities have a LIBOR-indexed floating rate of interest. The interest rate at December 31, 2002 was 4.85%. The securities have a mandatory redemption date of June 26, 2032, and are subject to varying call provisions beginning June 26, 2007. The principal asset of the Trust is $7,000,000 of the Company's junior subordinated debt securities with maturities and interest rates like the capital securities.

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy purposes as long as their amount does not exceed 25% of Tier 1 capital, including total trust preferred securities. The portion of the trust preferred securities not considered as Tier 1 capital, if any, may be included in Tier 2 capital. The total amount ($7,000,000) of the trust preferred securities issued by the Trust can be included in the Company's Tier 1 capital.

The obligations of the Company with respect to the issuance of the capital securities constitute a full and unconditional guarantee by the Company of the Trust's obligation with respect to the capital securities.

Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related capital securities.


Note 18. Quarterly Condensed Statements of Income - Unaudited


                                                        2002 Quarter Ended
                                     ---------------------------------------------------------
                                       March 31        June 30     September 30   December 31
                                     ------------   ------------   ------------   ------------
Total interest and dividend income   $ 3,775,214    $ 3,957,465    $ 4,115,325    $ 4,122,034
Net interest income after provision
   for loan losses                     2,318,394      2,706,019      2,777,584      2,849,893
Noninterest income                       741,874        842,822        961,969        921,487
Noninterest expenses                   1,962,686      2,245,591      2,307,819      2,565,589
Income before income taxes             1,097,582      1,303,250      1,431,734      1,205,791
Net income                               769,750        903,795      1,007,895        862,461
Net income per common share,
   Basic and diluted                 $      0.53    $      0.61    $      0.69    $      0.58
Dividends per common share                  0.15           0.16           0.16           0.17


                                                        2001 Quarter Ended
                                     ---------------------------------------------------------
                                       March 31        June 30     September 30   December 31
                                     ------------   ------------   ------------   ------------
Total interest and dividend income   $ 3,490,278    $ 3,606,601    $ 3,728,627    $ 3,688,701
Net interest income after provision
   for loan losses                     1,819,864      1,894,304      1,954,295      2,120,641
Noninterest income                       642,675        745,636        803,790        791,403
Noninterest expenses                   1,697,195      1,894,988      1,862,047      1,921,642
Income before income taxes               765,344        744,952        896,038        990,402
Net income                               554,861        543,581        644,614        701,636
Net income per common share,
   Basic and diluted                 $      0.38    $      0.37    $      0.44    $      0.49
Dividends per common share                  0.13           0.13           0.14           0.15


Note 19. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities: For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Deposits and Borrowings: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of all other deposits and borrowings is determined using the discounted Cash flow method. The discount rate was equal to the rate currently offered on similar products.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Off-Balance-Sheet Financial Instruments: The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2002 and 2001, the difference between the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.

The estimated fair values of the Company's financial instruments are as follows:

                                                   2002                            2001
                                      ---------------------------   -------------------------------
                                         Carrying         Fair           Carrying         Fair
                                          Amount          Value           Amount          Value
                                      -------------   -------------   -------------   -------------
Financial assets:
  Cash and short-term investments     $  16,198,473   $  16,198,473   $  13,105,622   $  13,105,622
  Securities                             40,334,782      40,929,768      36,972,829      37,232,754
  Loans, net                            223,601,868     233,227,000     177,871,629     182,779,000
  Accrued interest receivable             1,185,738       1,185,738       1,088,042       1,088,042
                                      -------------   -------------   -------------   -------------
    Total financial assets            $ 281,320,861   $ 291,540,979   $ 229,038,122   $ 234,205,418
                                      =============   =============   =============   =============
Financial liabilities:
  Deposits                            $ 236,591,708   $ 237,411,000   $ 197,348,451   $ 198,417,000
  Federal funds purchased and
    securities sold under agree-
    ments to repurchase                   2,909,443       2,909,443       7,816,807       7,816,807
  Federal Home Loan Bank advances        20,000,000      20,643,000      10,000,000       9,568,000
  Trust preferred capital notes           7,000,000       7,000,000               0               0
  Accrued interest payable                  210,569         210,569         262,806         262,806
                                      -------------   -------------   -------------   -------------
    Total financial liabilities       $ 266,711,720   $ 268,174,012   $ 215,428,064   $ 216,064,613
                                      =============   =============   =============   =============


Note 20. Condensed Financial Information - Parent Company Only

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                                 Balance Sheets
                           December 31, 2002 and 2001

                                                      2002                2001
                                                 --------------      --------------
Assets
  Cash held in subsidiary bank                   $      32,293       $       5,214
  Securities available for sale                      2,848,986           4,687,817
  Loans                                                 59,865                   0
  Investment in subsidiary, at cost, plus
    undistributed net income                        28,292,000          16,771,692
  Other assets                                         254,608              64,787
                                                 --------------      --------------
          Total assets                           $  31,487,752       $  21,529,510
                                                 ==============      ==============

Liabilities and Shareholders' Equity
  Trust preferred capital notes                  $   7,000,000       $           0
  Other liabilities                                     85,961              56,803
                                                --------------      --------------
        Total liabilities                        $   7,085,961       $      56,803
                                                 =============      ==============
Shareholders' Equity
  Preferred stock                                $           0       $           0
  Common stock                                       3,696,926           3,653,487
  Surplus                                            3,545,408           3,178,848
  Retained earnings                                 17,012,437          14,407,901
  Accumulated other comprehensive income               147,020             232,471
                                                 --------------      --------------
          Total shareholders' equity             $  24,401,791       $  21,472,707
                                                 --------------      --------------
          Total liabilities and
            shareholders' equity                 $  31,487,752       $  21,529,510
                                                 ==============      ==============

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                              Statements of Income
                  Years Ended December 31, 2002,2001, and 2000

                                                2002            2001            2000
                                            -------------   -------------   -------------
Income
  Dividends from subsidiary                 $    400,000    $  1,450,000    $  1,400,000
  Interest on loans                               12,739               0               0
  Interest and dividends on
    securities available for sale                202,253         255,917         157,116
                                            -------------   -------------   -------------
          Total income                      $    614,992    $  1,705,917    $  1,557,116
                                            -------------   -------------   -------------
Expenses
  Interest expense on borrowings            $    197,514    $          0    $          0
  Other operating expenses                        93,811          56,887          17,294
                                            -------------   -------------   -------------
          Total expenses                    $    291,325    $     56,887    $     17,294
                                            -------------   -------------   -------------
Other Income
  Income(loss)on equity investment          $     (4,838)   $    (11,619)   $     10,469

  Gain on sale of securities                      36,036          74,880               0
                                            -------------   -------------   -------------
          Total other income                $     31,198    $     63,261    $     10,469

        Income before income tax
            (benefits) and equity in
            undistributed net income
            of subsidiary                   $    354,865    $  1,712,291    $  1,550,291
Income Tax Expense(Benefit)                      (90,044)         26,022         (21,142)
                                            -------------   -------------   -------------
          Income before equity in
            undistributed net income
            of subsidiary                   $    444,909    $  1,686,269    $  1,571,433
Equity in Undistributed Net Income
  of Subsidiary                                3,098,992         758,423         443,393
                                            -------------   -------------   -------------
          Net income                        $  3,543,901    $  2,444,692    $  2,014,826
                                            =============   =============   =============

                         EAGLE FINANCIAL SERVICES, INC.
                              (Parent Company Only)
                            Statements of Cash Flows
                  Years Ended December 31, 2002, 2001, and 2000

                                                             2002           2001           2000
                                                        -------------  -------------  -------------
Cash Flows from Operating Activities
  Net income                                            $   3,543,901  $  2,444,692   $  2,014,826
  Adjustments to reconcile net income to
    net cash provided by operating activities:
       Amortization                                           54,727              0              0
      (Gain) loss on equity investment                         4,838         11,619        (10,469)
       Premium amortization(discount accretion)
       on securities                                           2,436           (310)        (3,551)
      (Gain) on sale of securities                           (36,036)       (74,880)             0
Undistributed earnings of subsidiary                      (3,098,992)      (758,423)      (443,393)
      Changes in assets and liabilities:
        (Increase) decrease in other assets                 (242,460)        19,347        (36,766)
         Increase in other liabilities                         6,611            863              0
                                                        -------------  -------------  -------------
          Net cash provided by operating activities     $    235,025   $  1,642,908   $  1,520,647
                                                        -------------  -------------  -------------
Cash Flows from Investing Activities
  Purchase of securities available for sale             $ (1,467,064)  $ (3,199,726)  $ (2,583,442)
  Proceeds from maturities of securities available
    for sale                                               1,542,241      1,719,800      1,420,261
  Proceeds from sales of securities available
    for sale                                                 306,108        293,988              0
    Equity investment in subsidiary                        7,000,000              0              0
    Net(increase) in loans                                   (59,865)             0              0

    Net cash provided by (used in)
            investing activities                        $ (6,678,580)  $ (1,185,938)  $ (1,163,181)
                                                        -------------  -------------  -------------
Cash Flows from Financing Activities
  Cash dividends paid                                   $   (589,884)  $   (504,201)  $   (409,607)
  Fractional shares purchased                                   (270)          (191)          (163)
  Proceeds from issuance of common stock to ESOP              60,788         51,736         52,129
  Proceeds from trust preferred capital notes              7,000,000              0              0
                                                        -------------  -------------  -------------
          Net cash (used in) financing activities       $  6,470,634   $   (452,656)  $   (357,641)
                                                        -------------  -------------  -------------
          Increase(decrease) in cash                    $     27,079   $      4,314   $       (175)
Cash
  Beginning                                             $      5,214   $        900   $      1,075
                                                        -------------  -------------  -------------
  Ending                                                $     32,293   $      5,214   $        900
                                                        =============  =============  =============
 Supplemental Schedule of Noncash Investing
 Activities:

 Transfer of securities to subsidiary as
   Equity investment                                    $  1,588,336   $          0   $          0
                                                        =============  ============   ============

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